Your Internet Defender Inc. 8-K

Exhibit 3.3

CERTIFICATE OF AMENDMENT AND RESTATEMENT

OF

ARTICLES OF INCORPORATION

OF

YOUR INTERNET DEFENDER INC.

A Nevada Corporation

The undersigned hereby certifies as follows:

1.   He is the duly elected and acting Chief Executive Officer of Your Internet Defender Inc., a Nevada corporation (the "Corporation").

2.   On August [ ], 2014, the Board of Directors and a majority of the Company's shareholders approved the following actions:

a)   name change of the Corporation from Your Internet Defender Inc. to Corindus Vascular Robotics, Inc., and

b)   an increase in the number of authorized shares of capital stock from 151,000,000 shares to 260,000,000 shares, consisting of 250,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

3.   In order to effect the above corporate actions, the Corporation's Articles of Incorporation are hereby amended and restated to read in full as follows on the next page:

(Remainder of this page intentionally left blank.)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CORINDUS VASCULAR ROBOTICS, INC.

ARTICLE I

CORPORATE NAME

The name of the corporation is Corindus Vascular Robotics, Inc. (the "Corporation").

ARTICLE II

REGISTERED AGENT

The registered agent for the Corporation in the State of Nevada is Legalinc Corporate Services, Inc., 8670 W. Cheyenne Avenue, Suite 208, Las Vegas, Nevada 89192.

ARTICLE III

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation has the authority to issue is Two Hundred Sixty Million (260,000,000) shares, of which Two Hundred Fifty Million (250,000,000) shares will be designated common stock, $0.0001 par value per share ("Common Stock"), and Ten Million (10,000,000) shares will be designated preferred stock, $0.0001 par value per share ("Preferred Stock").

The Ten Million (10,000,000) shares of Preferred Stock may be designated from time to time in one or more series upon authorization of the Corporation's Board of Directors. The Corporation's Board of Directors, without further approval of the Corporation's shareholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock so designated.

ARTICLE IV

NUMBER OF DIRECTORS

The business of the Corporation shall be managed by or under the direction of the Corporation's Board of Directors. The Corporation must maintain at least one director at all times and initially sets the number of directors at 7 members. The number of individuals comprising the Corporation's Board of Directors shall be fixed upon resolution of the Board of Directors and may be increased or decreased from time to time in the manner provided in the Corporation's Bylaws.

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers conferred upon the Corporation's Board of Directors by the Nevada Revised Statutes ("the NVS"), the Board of Directors shall have the power to alter, amend, change, add to and repeal, from time to time, the Bylaws of the Corporation, subject to the rights of the Corporation's shareholders entitled to vote with respect thereto to alter, amend, change, add to and repeal the Bylaws adopted by the Corporation's Board of Directors.

ARTICLE VI

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

No director or officer of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any act by such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud, or a known violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the NRS. Any repeal or modification of this Article VI by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitations on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the provisions of 78.502 of the NRS, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Corporation's Bylaws, agreement, vote of shareholders, or disinterested directors, or otherwise, both as to action in his official capacity whole holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment and Restatement as of the [ ] day of August, 2014.

CORINDUS VASCULAR ROBOTICS, INC.

David M. Handler, Chief Executive Officer